Exhibit 99.1

GM FINANCIAL REPORTS FIRST QUARTER 2024
OPERATING RESULTS

•First quarter net income of $536 million
•First quarter retail loan and operating lease originations of $12.6 billion
•Earning assets of $118.2 billion at March 31, 2024
•Available liquidity of $34.1 billion at March 31, 2024

FORT WORTH, TEXAS April 23, 2024 – GENERAL MOTORS FINANCIAL COMPANY, INC.
(“GM Financial” or the “Company”) announced net income of $536 million for the quarter ended March 31, 2024, compared to $532 million for the quarter ended December 31, 2023, and $584 million for the quarter ended March 31, 2023.

Retail loan originations were $8.3 billion for the quarter ended March 31, 2024, compared to $8.3 billion for the quarter ended December 31, 2023, and $9.1 billion for the quarter ended March 31, 2023. The outstanding balance of retail finance receivables was $73.2 billion at March 31, 2024, compared to $72.7 billion at December 31, 2023 and $67.7 billion at March 31, 2023.

Operating lease originations were $4.3 billion for the quarter ended March 31, 2024, compared to $4.3 billion for the quarter ended December 31, 2023, and $3.9 billion for the quarter ended March 31, 2023. Leased vehicles, net was $30.1 billion at March 31, 2024, compared to $30.6 billion at December 31, 2023 and $31.8 billion at March 31, 2023.

The outstanding balance of commercial finance receivables was $14.9 billion at March 31, 2024, compared to $14.3 billion at December 31, 2023 and $10.6 billion at March 31, 2023.

Retail finance receivables 31-60 days delinquent were 2.0% of the portfolio at March 31, 2024 and 1.8% at March 31, 2023. Accounts more than 60 days delinquent were 0.7% of the portfolio at March 31, 2024 and 0.5% at March 31, 2023.

Annualized net charge-offs were 1.1% of average retail finance receivables for the quarter ended March 31, 2024 and 0.8% for the quarter ended March 31, 2023.

The Company had total available liquidity of $34.1 billion at March 31, 2024, consisting of $5.0 billion of cash and cash equivalents, $25.4 billion of borrowing capacity on unpledged eligible assets, $0.7 billion of borrowing capacity on committed unsecured lines of credit, $1.0 billion of borrowing capacity on the Junior Subordinated Revolving Credit Facility from GM, and $2.0 billion of borrowing capacity on the GM Revolving 364-Day Credit Facility.

Earnings resulting from the Company's equity investment in joint ventures that conduct automotive finance operations in China were $32 million for the quarter ended March 31, 2024, compared to $27 million for the quarter ended December 31, 2023 and $41 million for the quarter ended March 31, 2023.

About GM Financial

General Motors Financial Company, Inc. is the wholly owned captive finance subsidiary of General Motors Company and is headquartered in Fort Worth, Texas. Additional materials addressing the Company’s results of operations for the quarter ended March 31, 2024 can be accessed via the Investor Relations section of the Company’s website at https://investor.gmfinancial.com.

General Motors Financial Company, Inc.
Condensed Consolidated Statements of Income
(Unaudited, in millions)

	Three Months Ended March 31,
	2024	2023
Revenue
Finance charge income	$1,786	$1,368
Leased vehicle income	1,800	1,818
Other income	225	156
Total revenue	3,811	3,343
Costs and expenses
Operating expenses	458	442
Leased vehicle expenses	1,047	1,039
Provision for loan losses	204	131
Interest expense	1,396	1,000
Total costs and expenses	3,106	2,613
Equity income	32	41
Income before income taxes	737	771
Income tax provision	200	186
Net income (loss)	536	584
Less: cumulative dividends on preferred stock	30	30
Net income (loss) attributable to common shareholder	$507	$555

Amounts may not add due to rounding.

Condensed Consolidated Balance Sheets
(Unaudited, in millions)

	March 31, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$5,028	$5,282
Finance receivables, net of allowance for loan losses $2,355 and $2,344	85,771	84,637
Leased vehicles, net	30,106	30,582
Goodwill and intangible assets	1,183	1,184
Equity in net assets of nonconsolidated affiliates	1,670	1,670
Related party receivables	643	540
Other assets	8,821	8,116
Total assets	$133,221	$132,011
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Secured debt	$44,212	$45,243
Unsecured debt	61,698	60,084
Deferred income	2,303	2,313
Related party payables	714	445
Other liabilities	8,698	8,383
Total liabilities	117,625	116,468
Total shareholders' equity	15,596	15,542
Total liabilities and shareholders' equity	$133,221	$132,011

Amounts may not add due to rounding.

Operational and Financial Data
(Unaudited, Dollars in millions)
Amounts may not add due to rounding

	Three Months Ended March 31,
Originations	2024	2023
Retail finance receivables originations	$8,329	$9,104
Lease originations	$4,308	$3,926

	Three Months Ended March 31,
Average Earning Assets	2024	2023
Average retail finance receivables	$72,876	$66,614
Average commercial finance receivables	14,122	10,762
Average finance receivables	86,998	77,376
Average leased vehicles, net	30,321	32,272
Average earning assets	$117,319	$109,648

Ending Earning Assets	March 31, 2024	December 31, 2023
Retail finance receivables	$73,230	$72,729
Commercial finance receivables	14,895	14,251
Leased vehicles, net	30,106	30,582
Ending earning assets	$118,232	$117,562

Finance Receivables	March 31, 2024	December 31, 2023
Retail
Retail finance receivables	$73,230	$72,729
Less: allowance for loan losses	(2,320)	(2,308)
Total retail finance receivables, net	70,911	70,421
Commercial
Commercial finance receivables	14,895	14,251
Less: allowance for loan losses	(35)	(36)
Total commercial finance receivables, net	14,860	14,216
Total finance receivables, net	$85,771	$84,637

Allowance for Loan Losses	March 31, 2024	December 31, 2023
Allowance for loan losses as a percentage of retail finance receivables	3.2%	3.2%
Allowance for loan losses as a percentage of commercial finance receivables	0.2%	0.3%

Delinquencies	March 31, 2024	March 31, 2023
Loan delinquency as a percentage of retail finance receivables:
31 - 60 days	2.0%	1.8%
Greater than 60 days	0.7	0.5
Total	2.7%	2.3%

	Three Months Ended March 31,
Charge-offs and Recoveries	2024	2023
Charge-offs	$405	$322
Less: recoveries	(213)	(186)
Net charge-offs	$193	$136
Net charge-offs as an annualized percentage of average retail finance receivables	1.1%	0.8%

	Three Months Ended March 31,
Operating Expenses	2024	2023
Operating expenses as an annualized percentage of average earning assets	1.6%	1.6%

Investor Relations contact:
Meagan Trampe
Vice President, Investor Relations
(817) 302-7385
Investors@gmfinancial.com